Exhibit 11(a)

June 30, 2009

Cohen & Steers International Realty Fund, Inc.

280 Park Avenue

New York, New York 10017

Re: Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Cohen & Steers International Realty Fund, Inc. (the “Fund”) in connection with the preparation of a Registration Statement on Form N-14 (the “Registration Statement”), registering Class A, Class C and Class I shares of common stock of the Fund (collectively, the “Shares”), to be issued pursuant to the terms of an Agreement and Plan of Reorganization (the “Plan”) included as part of the Registration Statement.

We have examined copies of the Fund’s Articles of Incorporation, as amended and supplemented to date, the current By-Laws of the Fund, the Plan, the Registration Statement and such other documents, records, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed, including resolutions adopted by the Fund’s Board of Directors relating to the authorization of the sale and issuance of the Shares and the approval of the Plan (the “Resolutions”). In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Attorneys involved in the preparation of this opinion are admitted only to the bar of the State of New York. As to various questions arising under the laws of the State of Maryland, we have relied on the opinion of Venable LLP, a copy of which is attached hereto. Qualifications set forth in their opinion are deemed incorporated herein.

Based upon the foregoing, we are of the opinion that:

1.	The Fund is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of the Maryland.

2.	The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions and the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Experts.” In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ STROOCK & STROOCK & LAVAN LLP

STROOCK & STROOCK & LAVAN LLP